Exhibit 16.1

June 27, 2022

U.S. Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read LogicMark, Inc.’s statements included in response to Item 304(a) of Regulation S-K disclosed under Item 4.01 of the Current Report on Form 8-K filed by LogicMark, Inc. with the U.S. Securities and Exchange Commission (“SEC”) on June 17, 2022, as amended by the Current Report on Form 8-K/A to be filed by LogicMark, Inc. with the SEC on or about June 28, 2022, and we agree with such statements concerning our firm.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA